ASGI AURORA OPPORTUNITIES FUND, LLC
SUB-ITEM 77C
On July 25, 2012, ASGI Aurora Opportunities Fund, LLC (the "Fund") filed a definitive information statement on Form DEF 14C relating to certain changes to the Fund's advisory and subadvisory compensation arrangements and the Fund's federal income tax treatment (the "Information Statement"). Reference is made to the Information Statement, which was filed with the SEC on Form DEF 14C (SEC Accession No. 0000898432-12-000829). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Information Statement.
The Fund received written consent approving each of the Advisory Agreement Amendment and the Sub-Advisory Agreement Amendment on behalf of Members holding Interests constituting, in the aggregate, approximately 83.54% of the Fund's net asset value.
The changes require amendments to the Fund's advisory agreement, subadvisory agreement and limited liability company agreement, which are anticipated to take effect as of the later of January 1, 2013 or the date as of which the Fund elects to be treated as a corporation and as a RIC for federal income tax purposes.